Exhibit 10.34

THE TRAVELERS COMPANIES, INC.
NON-EMPLOYEE DIRECTOR
NOTIFICATION AND AGREEMENT OF ANNUAL DEFERRED STOCK AWARD TO
[DIRECTOR NAME]

1.General. This notification (“Notification”) is being provided to you (the “Participant”), as a non-employee director (“Director”) of The Travelers Companies, Inc. (the “Company”), in connection with the Deferred Stock Award set forth below (the “Award”) that has been made pursuant to: (i) the Company’s Board of Directors compensation program adopted by the Company’s Board of Directors (the “Board”) and effective May 24, 2023, as the same may be amended by the Board from time-to-time; and (ii) The Travelers Companies, Inc. 2023 Stock Incentive Plan (the “2023 Plan”). The Award was made on XXXXX XX, 20XX (the “Grant Date”).
2.Deferred Stock Award. The Company hereby grants to you X,XXX deferred common stock units (each unit being equivalent to one share of the Company’s common stock, no par value (“Common Stock”) and referred to herein as a “Unit”, and collectively as “Units”). The Award is subject to the following vesting, distribution and other requirements:

a.The Units will vest in full one day prior to the date of the annual shareholder meeting occurring in the year following the year of the date of grant (the “vesting date”) so long as you continuously serve on the Board through the vesting date, subject to the termination of service provisions set forth below.
b.After the Units have vested, actual shares of Common Stock will be distributed in exchange for Units either in a lump sum or in annual installments, as you may elect, to be paid or commence six (6) months following your termination of service on the Board, or such later date you may elect, pursuant to The Travelers Companies, Inc. Deferred Compensation Plan For Non-Employee Directors (the “Directors Deferred Plan”), which elections must have been made prior to the beginning of the calendar year of this Award.
c.Upon termination of your service on the Board, other than for death, Unit grants, to the extent not then vested, will be forfeited.
d.Upon death, unvested Units will vest immediately, and shares of Common Stock will be distributed to your estate as soon as practicable thereafter, or, with respect to deferred Units, will be distributed in accordance with the terms of the Directors Deferred Plan.
e.If the Company declares a cash dividend on the Common Stock, dividend equivalents attributable to Units will be automatically granted and deemed reinvested in additional Units as of the last day of the quarter in which the dividend was paid. The number of dividend equivalent Units shall equal the cash dividend equivalent divided by the closing price of the Common Stock on the New York Stock Exchange on the dividend payment date.

3.Miscellaneous.

a.Shares of Common Stock subject to a Unit that has vested may be withheld by the Company if required to satisfy applicable tax withholding obligations of the Company. In such case, shares of Common Stock net of such withholding will be distributed to you, unless you pay the tax withholding in cash. If the Company does not have a tax withholding obligation, then no shares of Common Stock will be withheld, and instead the Company will issue to you a Form 1099-MISC or other applicable tax report for the year in which the shares of Common Stock are delivered to you.

b.Except with respect to dividend equivalents for Units as provided above, the Units do not entitle you to any voting rights or other rights of a shareholder of the Company until shares of Common Stock have been distributed in exchange for Units.
c.In addition to the terms and conditions set forth herein, the Awards are subject to (i) the terms and conditions of the 2023 Plan, and to the extent that a deferral election has been made with respect to Units, the Directors Deferred Plan; and (ii) the prospectus relating to the Awards as the same may be amended, modified and supplemented from time-to-time.
d.This Award (and any prior Award that was made or vested after December 31, 2004) is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), including any regulations or other guidance issued by the United States Treasury Department under Section 409A of the Code, and should be interpreted accordingly. By way of example, but not limitation, if a termination of service on the Board does not result in a separation from service under Section 409A of the Code, distributions to you under this Notification will instead be determined by reference to separation from service as defined under Section 409A of the Code.
e.This Notification constitutes the entire understanding between the parties hereto regarding the Units and supersedes all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof.

4.Acceptance and Agreement by Director. Upon electronic acceptance of this Award, the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the 2023 Plan, this Notification, and the Company's policies, as in effect from time to time, relating to the 2023 Plan.

THE TRAVELERS COMPANIES, INC. [NON-EMPLOYEE DIRECTOR NAME]